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                                                                   EXHIBIT 99.1



        [Chicago Mercantile Exchange Logo]                      [NASDAQ Logo]

          Anita Liskey, 312/466-4613                     Wayne Lee
         Maryellen Thielen, 312/930-3467                 301-978-4875
          news@cme.com                                   wayne.d.lee@nasdaq.com

         Investor Contact:
         John Peschier, 312/930-8491


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

CME, NASDAQ Announce Expanded Partnership to Develop New Futures Products

E-mini NASDAQ Composite Index(R) Futures to launch October 27 on CME's GLOBEX(R); Exclusive License for NASDAQ-100 Index(R) Futures Products Extended to 2011

     CHICAGO and NEW YORK, Oct. 10, 2003--Chicago Mercantile Exchange Inc.
(CME), the largest futures exchange in the U.S., and The Nasdaq Stock Market, Inc. (NASDAQ(R)), the world's largest electronic stock market, today announced an expanded partnership to develop new futures and options contracts, based on the NASDAQ Composite Index(R). The two exchanges are expanding and extending their exclusive joint agreement to offer NASDAQ-100 futures and options contracts at CME through 2011. Additionally, they will launch new E-mini NASDAQ Composite Index futures and options contracts on CME's GLOBEX(R)electronic trading platform at 8:30 a.m. (Central Time) on Monday, Oct. 27, 2003.

     Subject to attaining specified performance criteria, the NASDAQ Composite Index futures products will be traded exclusively at CME and will be renewable for two consecutive four-year terms. This represents the first time futures on the benchmark NASDAQ Composite Index have been available for trading.

     The NASDAQ Composite Index is a market capitalization-weighted index of all the common stocks listed on the NASDAQ and is the broadest, most well diversified real-time representation of the performance of NASDAQ-listed companies. The NASDAQ-100 Index is a modified capitalization-weighted index of the 100 largest non-financial stocks traded on NASDAQ. Investors may choose to spread between the two products, for example, in order to increase or reduce exposure to the large-cap stocks that predominate in the NASDAQ-100, or to capture spread opportunities between the two indexes.

     "Futures on the NASDAQ Composite Index are an important step in making the entire basket of NASDAQ securities accessible to a larger segment of retail investors, institutions and professional traders," said John L. Jacobs, Executive Vice President of NASDAQ. "These new futures contracts can be powerful tools for risk management and price discovery. With its remarkable track record for supporting innovative financial instruments and its success in index futures, Chicago Mercantile Exchange is well-suited to help us make the NASDAQ Composite Index a beneficial tool for all types of investors."

     "The NASDAQ Composite Index is one of the most widely recognized measures for tracking U.S. market performance and serves as an important benchmark for investors around the world," said CME Chairman Terry Duffy. "We are pleased to partner with NASDAQ and offer these valuable new risk management tools to our customers and to make them available nearly around the clock on our electronic trading platform, GLOBEX."

     "Since forging our initial partnership with NASDAQ eight years ago, we've been extremely gratified to see the strong growth of our NASDAQ-100 futures products," said Craig Donohue, who will become CME's CEO on Jan. 1, 2004. "CME's E-mini NASDAQ-100 futures contracts have enjoyed a compound annual growth rate of 171 percent since their launch and in September 2003 reached an all-time record volume of more than 7 million contracts traded. I'm personally pleased to once again be working with NASDAQ to further strengthen our partnership and bring new futures and options contracts based on their benchmark NASDAQ Composite Index to investors around the world."

     CME E-mini NASDAQ Composite Index futures will be sized at $20 times the NASDAQ Composite Index, or approximately $38,000 at current index levels, and will have a tick size of 0.50 index points or $10.00. The index will trade on CME's GLOBEX(R) electronic trading platform Monday through Thursday from 3:30 p.m. (Central time) to 4:30 p.m. and from 5:00 p.m. to 3:15 p.m. the following day, and on Sunday from 5:30 p.m. to 3:15 p.m. the following day.

     Jacobs added, "NASDAQ is pleased to count CME among the premier partners associated with the launch of products tied to the NASDAQ Composite Index. Financial products tied to the NASDAQ Composite Index will be a wonderful complement to the highly successful suite of products that are already available on the NASDAQ-100 Index and the NASDAQ Biotechnology Index."

     Earlier this month an ETF (NASDAQ: ONEQ) was launched, marking the first ETF based on the NASDAQ Composite Index, and in September, NASDAQ announced the licensing of cash-settled options on the NASDAQ Composite Index to the Philadelphia Stock Exchange.

     Launched April 10, 1996, NASDAQ-100 futures traded an average of 2,000 contracts per day in its first year of launch, compared with an average of 23,000 contracts per day in September 2003. E-mini NASDAQ-100 futures, launched on June 21, 1999, traded an average of 5,000 contracts per day in 1999. Recently, average daily volume in E-mini NASDAQ-100 futures totaled nearly 337,000 contracts per day in September 2003.

     NASDAQ is the world's largest electronic stock market. With approximately 3,400 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, media and biotechnology. For more information about NASDAQ, visit the NASDAQ Web site at www.NASDAQ.com or the NASDAQ NewsroomSM at www.NASDAQnews.com.

     As an international marketplace, Chicago Mercantile Exchange Inc. (www.cme.com) brings together buyers and sellers on its trading floors and GLOBEX(R) electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.5 billion per day in settlement payments in the first nine months of 2003 and managed $29.6 billion in collateral deposits at Sept. 30, 2003. CME is a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE: CME), which is part of the Russell 1000(R) Index.

Chicago Mercantile Exchange, CME and GLOBEX are registered trademarks of Chicago Mercantile Exchange Inc. E-mini is a service mark of CME. NASDAQ(R), NASDAQ Composite Index(R) and NASDAQ-100 Index(R) are trademarks of The Nasdaq Stock Market, Inc used under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

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